ARTICLES OF INCORPORATION

OF

Phoenix Metals USA II, Inc.

________

               I, the person hereinafter named as incorporator, for the purpose of associating to establish a corporation, under the provisions and subject to the requirements of Title 7, Chapter 78 of Nevada Revised Statutes, and the acts amendatory thereof, and hereinafter sometimes referred to as the General Corporation Law of the State of Nevada, do hereby adopt and make the following Articles of Incorporation:

               FIRST: The name of the corporation (hereinafter called the corporation) is Phoenix Metals USA II, Inc.

               SECOND: The name of the corporation's resident agent in the State of Nevada is The Prentice-Hall Corporation System, Nevada, Inc., and the street address of the said resident agent where process may be served on the corporation is 502 East John Street, Carson City, Nevada 89706.

               THIRD: The number of shares the corporation is authorized to issue is Three Thousand (3,000), all of which are without nominal or par value. All such shares are of one class and are designated as Common Stock.

               FOURTH: The governing board of the corporation shall be styled as a "Board of Directors", and any member of said Board shall be styled as a "Director."

               The number of members constituting the first Board of Directors of the corporation is Two (2); and the name and the post office box or street address, either residence or business, of each of said members are as follows:

NAME	ADDRESS
Robert Flaherty	8383 Wilshire Boulevard, Suite 446 Beverley Hills, California 90211
Diana Lee Flaherty	8383 Wilshire Boulevard, Suite 446 Beverley Hills, California 90211

               The number of directors of the corporation may be increased or decreased in the manner provided in the Bylaws of the corporation; provided, that the number of directors shall never be less than one. In the interim between election of directors by stockholders entitled to vote, all vacancies, including vacancies caused by an increase in the number of directors and including vacancies resulting from the removal of directors by the stockholders entitled to vote which are not filled by said stockholders, may be filled by the remaining directors, though less than a quorum.

               FIFTH: The name and the post office box or street address, either residence or business, of the incorporator signing these Articles of Incorporation are as follows:

NAME	ADDRESS
B. Gould	502 East John Street, Room E Carson City, Nevada 89706

               SIXTH: The corporation shall have perpetual existence.

               SEVENTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented.

               EIGHTH: The corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

               NINTH: The corporation may engage in any lawful activity.

               TENTH: The corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

               IN WITNESS WHEREOF, I do hereby execute these Articles of Incorporation on June 30, 1993.

/s/ B. Gould -----------------------------------------------------
B. Gould
STATE OF NEVADA CARSON CITY	) ) SS.: )

               On this 30th day of June, 1993, personally appeared before me, a Notary Public in and for the State and County aforesaid, B. Gould, known to me to be the person described in and who executed the foregoing Articles of Incorporation, and who acknowledged to me that she executed the same freely and voluntarily and for the uses and purposes therein mentioned.

               WITNESS my hand and official seal, the day and year first above written.

/s/ Nancy L. McClain -----------------------------------------------------
Notary Public
NANCY L. McCLAIN NOTARY PUBLIC - NEVADA CARSON CITY My Appt. Expires Dec. 1, 1996
(Notarial Seal)

CERTIFICATE OF AMENDMENT AND RESTATEMENT

OF THE

ARTICLES OF INCORPORATION

OF

PHOENIX METALS U.S.A. II, INC.

A Nevada Corporation

          This Certificate of Amendment and Restatement (this "Certificate") is filed on behalf of Phoenix Metals U.S.A. II, Inc., a Nevada corporation (the "Corporation"), pursuant to Sections 78.380 and 78.403 of the Nevada Revised Statutes ("NRS"), and the undersigned do hereby certify as follows:

         1.     That the undersigned constitute all of the members of the board of directors of the Corporation.

         2.     That the original Articles of Incorporation of the Corporation were filed in the Office of the Nevada Secretary of State on June 30, 1993.

         3.     That as of the date of this Certificate, no stock of the Corporation has been issued.

         4.     That the Articles of Incorporation of the Corporation are hereby amended as follows:

                           (a)       Article Second pertaining to the name and address of the original resident agent of the corporation has been deleted and replaced with former Article Ninth;

                           (b)       Article Sixth is now Article Third;

                           (c)       Article Third is now Article Fourth and has been amended to increase the total authorized capital of the Corporation from 3,000 to 530,000,000, 500,000,000 shares of common stock, par value $.0001 per share, and 30,000,000 shares of "blank check" preferred stock, par value $.01 per share, to be issued pursuant to a resolution of the board of directors;

                           (d)       Article Fourth is now Article Fifth;

                           (e)       Article Sixth has been amended to add a new provision pertaining to the adoption and amendment of bylaws by the board of directors and stockholders of the corporation;

                           (f)        Article Seventh has been amended to limit the personal liability of directors and officers of the Corporation to the fullest extent provided by the NRS;

                           (g)        Article Eighth has been amended to provide for indemnification by the corporation to the fullest extent provided by the NRS;

                           (h)        Article Tenth has been deleted;

                           (i)       All references to the "General Corporation Law of the State of Nevada" have been changed to the "NRS"; and

                           (j)        Feminine pronouns have been added.

                    5.     That the text of the Amended and Restated Articles of Incorporation of the Corporation is hereby amended and restated by this Certificate to read in full as follows:

2

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

PHOENIX METALS U.S.A. II, INC.

A NEVADA CORPORATION

           I, the person hereinafter named as incorporation, for the purpose of associating to establish a corporation, under the provisions and subject to the requirements of Title 7, Chapter 78 of the Nevada Revised Statutes (the "NRS"), and the acts amendatory thereof, do hereby adopt and make the following Articles of Incorporation:

               FIRST:         The name of the corporation (hereinafter called the "Corporation") is Phoenix Metals U.S.A. II, Inc.

               SECOND:     The Corporation may engage in any lawful activity.

               THIRD:        The Corporation shall have perpetual existence.

               FOURTH:     The Corporation is authorized to issue 500,000,000 shares of common stock, $.0001 par value ("Common Stock"), and 30,000,000 shares of preferred stock, $.01 par value ("Preferred Stock"). Common Stock and Preferred Stock may be issued from time to time without action by the stockholders. Common Stock and Preferred Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors.

              The shares of authorized Common Stock of the Corporation shall be identical in all respects and shall have equal rights and privileges.

              The Board of Directors shall have authority to issue the shares of Preferred Stock from time to time on such terms as it may determine, and to divide the Preferred Stock into one or more series or classes and in connection with the creation of any such series or class to fix by the resolution or resolutions providing for the issue of shares thereof the voting powers, full or limited, or no voting powers, the designations, powers and relative, participating, optional, or other special rights or preferences of such series or class, and qualifications, limitations, or restrictions thereof, to the full extent now or hereafter permitted by law.

              Except as otherwise provided in these Articles of Incorporation, each holder of Common Stock shall be entitled to one vote for each share of Common Stock held by him or her on all matters submitted to stockholders for a vote and each holder of any series of Preferred Stock shall have no voting rights, either general or specific, of any kind whatsoever except to the

3

extent expressly so provided in the resolution of the Board of Directors creating such series of Preferred Stock.

               FIFTH:      The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, which initially shall consist of two directors. The name and address of the initial member of the Board of Directors is as follows:

NAME	ADDRESS
Robert F. Flaherty	801 South Rampart Boulevard, Suite 178 Las Vegas, Nevada 89128
Diana Lee Flaherty	801 South Rampart Boulevard, Suite 178 Las Vegas, Nevada 89128

                The number of Directors of the Corporation may be increased or decreased in the manner provided in the Bylaws of the Corporation; provided, that the number of Directors shall never be less than one. In the interim between election of directors by stockholders entitled to vote, all vacancies, including vacancies caused by an increase in the number of Directors and including vacancies resulting from the removal of Directors by the stockholders entitled to vote which are not filled by said stockholders, may be filled by the remaining Directors, though less than a quorum.

               SIXTH:          In furtherance and not in limitation of the powers conferred upon the Board of Directors of the Corporation by the NRS, the Board of Directors shall have the power to adopt, alter, amend, add to and repeal, from time to time, the bylaws of the Corporation, subject to the rights of the stockholders entitled to vote with respect thereto to alter, amend, add to and repeal the bylaws adopted by the directors of the Corporation.

               SEVENTH:    A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but this Article shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) the unlawful payment of distributions. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

               EIGHTH:     Every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time

4

against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. The expenses of directors and officers incurred in defending a civil or criminal action, suit or proceeding must be paid by the Corporation as they are incurred and in advance of the final disposition of the action suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this Article.

               Without limiting the application of the foregoing, the Board of Directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted under the laws of the State of Nevada, and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person. The indemnification provided in this Article shall continue as to a person who has ceased to be a director, officer, or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

               NINTH:     The Corporation reserves the right to amend, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

          In Witness Whereof, the undersigned has executed this Certificate of Amendment and Restatement as of the 26th day of February, 2000

/s/ Robert F. Flaherty --------------------------------------------------
Robert F. Flaherty - Director

/s/ Diana Lee Flaherty --------------------------------------------------
Diana Lee Flaherty - Chairperson of the Board of Directors

5